EXHIBIT 2.1

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                        AGREEMENT AND PLAN OF MERGER

                               by and between

                           WESTERBEKE CORPORATION

                                     and

                     WESTERBEKE ACQUISITION CORPORATION

                           dated as of May 2, 2003


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                              TABLE OF CONTENTS

                                                                       Page

AGREEMENT AND PLAN OF MERGER                                             1

ARTICLE I.  THE MERGER                                                   2
  SECTION 1.01   The Merger                                              2
  SECTION 1.02   Effective Time; Closing                                 2
  SECTION 1.03   Effect Of The Merger                                    2
  SECTION 1.04   Certificate Of Incorporation; Bylaws                    3
  SECTION 1.05   Directors And Officers                                  3

ARTICLE II.  CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES;
             DEPOSIT                                                     3
  SECTION 2.01   Effect On Capital Stock                                 3
  SECTION 2.02   Payment Procedures                                      4
  SECTION 2.03   Company Stock Options                                   6
  SECTION 2.04   Shares Of Dissenting Stockholders                       6
  SECTION 2.05   Adjustment Of Merger Consideration                      7

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY              7
  SECTION 3.01   Organization                                            7
  SECTION 3.02   Capitalization                                          7
  SECTION 3.03   Subsidiaries                                            8
  SECTION 3.04   Authority Relative To This Agreement                    8
  SECTION 3.05   Consents And Approvals; No Violation                    8
  SECTION 3.06   Proxy Statement; Transaction Statement                  9
  SECTION 3.07   SEC Documents                                           9
  SECTION 3.08   Compliance With Laws                                   10
  SECTION 3.09   Litigation And Claims                                  10
  SECTION 3.10   Employees And Employee Plans                           10
  SECTION 3.11   No Brokers                                             10
  SECTION 3.12   Absence Of Certain Changes                             11
  SECTION 3.13   Absence Of Undisclosed Liabilities                     11
  SECTION 3.14   Title To Properties And Related Matters                11
  SECTION 3.15   Fairness Opinion                                       11
  SECTION 3.16   State Takeover Statutes                                11
  SECTION 3.17   Compliance with Certificate of Incorporation           12

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF ACQUISITION              12
  SECTION 4.01   Organization                                           12
  SECTION 4.02   Capitalization                                         12
  SECTION 4.03   Authority Relative To This Agreement                   12
  SECTION 4.04   Consents And Approvals; No Violation                   13
  SECTION 4.05   Proxy Statement                                        13


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  SECTION 4.06   Financing                                              13
  SECTION 4.07   Acquisition's Operations                               14
  SECTION 4.08   Investigation by Acquisition                           14
  SECTION 4.09   No Knowledge Of Breach Or Inaccuracy                   14

ARTICLE V.  COVENANTS                                                   15
  SECTION 5.01   Certain Actions Pending Merger                         15
  SECTION 5.02   Proxy Statement                                        16
  SECTION 5.03   Stockholders' Meeting                                  17
  SECTION 5.04   Reasonable Efforts                                     18
  SECTION 5.05   Inspection Of Records                                  18
  SECTION 5.06   Notification Of Certain Matters                        19
  SECTION 5.07   Public Announcements                                   19
  SECTION 5.08   Indemnification By Surviving Corporation               20
  SECTION 5.09   Acquisition Proposals                                  21
  SECTION 5.10   Other Actions                                          23
  SECTION 5.11   Acquisitions                                           23

ARTICLE VI.  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT
             THE MERGER                                                 23
  SECTION 6.01   Stockholder Approval Of Agreement                      24
  SECTION 6.02   Certain Proceedings                                    24

ARTICLE VII. CONDITIONS TO OBLIGATIONS OF ACQUISITION                   24
  SECTION 7.01   Representations And Warranties True                    24
  SECTION 7.02   Performance Of Obligations                             24
  SECTION 7.03   Limit on Dissenting Shares                             25
  SECTION 7.04   Financing of Transaction                               25
  SECTION 7.05   Necessary Consents                                     25
  SECTION 7.06   Resignation of Directors                               25

ARTICLE VIII.  CONDITIONS TO OBLIGATIONS OF THE COMPANY                 25
  SECTION 8.01   Representations And Warranties True                    25
  SECTION 8.02   Performance Of Obligations                             25
  SECTION 8.03   Necessary Consents                                     25

ARTICLE IX.  TERMINATION, AMENDMENT AND WAIVER                          26
  SECTION 9.01   Termination                                            26
  SECTION 9.02   Effect Of Termination                                  27
  SECTION 9.03   Amendment                                              27
  SECTION 9.04   Extension; Waiver                                      27

ARTICLE X. GENERAL  PROVISIONS                                          28
  SECTION 10.01  Non-Survival Of Representations, Warranties
                 And Agreements                                         28
  SECTION 10.02  Expenses                                               28


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  SECTION 10.03  Notices                                                29
  SECTION 10.04  Definitions And Usage                                  30
  SECTION 10.05  Accounting Terms                                       32
  SECTION 10.06  Disclosure Schedules                                   32
  SECTION 10.07  Severability                                           32
  SECTION 10.08  Entire Agreement; Assignment                           33
  SECTION 10.09  Parties In Interest                                    33
  SECTION 10.10  Specific Performance                                   33
  SECTION 10.11  Governing Law                                          33
  SECTION 10.12  Jurisdiction                                           33
  SECTION 10.13  Headings                                               34
  SECTION 10.14  Counterparts                                           34
  SECTION 10.15  Construction                                           34


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                        AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER, dated as of May 2, 2003 (this
"Agreement"), by and between Westerbeke Corporation, a Delaware corporation (the "Company"), and Westerbeke Acquisition Corporation, a Delaware corporation ("Acquisition").

                                  RECITALS

      WHEREAS, the Company has authority to issue (i) 5,000,000 shares of Common Stock, par value $0.01 per share (the "Company Common Stock"), 1,954,809 of which are outstanding as of the date hereof, and (ii) 1,000,000 shares of preferred stock, par value $1.00 per share, none of which are outstanding as of the date hereof;

      WHEREAS, Acquisition is a Delaware corporation formed for the purpose of entering into this Agreement and consummating the transactions contemplated hereby;

      WHEREAS, Acquisition has authority to issue (i) 200,000 shares of common stock, par value $0.0001 per share (the "Acquisition Common Stock"), 7,500 of which are outstanding as of the date hereof, and (ii) 1,300,000 shares of preferred stock, par value $0.0001 per share (the "Acquisition Preferred Stock" and together with the Acquisition Common Stock, the "Acquisition Stock"), 1,090,850 of which are outstanding as of the date hereof;

      WHEREAS, Acquisition is the beneficial holder of 1,098,250 shares of Company Common Stock, representing approximately 56.2% of the outstanding shares of the Company Common Stock;

      WHEREAS, John H. Westerbeke ("Mr. Westerbeke") is the "beneficial owner" (as defined in Section 10.04) of (i) all the outstanding shares of Acquisition Common Stock and (ii) all the outstanding shares of Acquisition Preferred Stock;

      WHEREAS, Mr. Westerbeke has proposed to the Board of Directors of the Company that Acquisition be merged with and into the Company in a transaction in which shares of Company Common Stock beneficially owned by persons other than Acquisition at the time of the Merger (as defined below) will be converted into the right to receive three dollars ($3.00) per share in cash;

      WHEREAS, a special committee (the "Special Committee") of the Board of Directors of the Company and the Board of Directors of the Company (with Mr. Westerbeke abstaining) have each approved and have each determined that it is advisable, fair to, and in the best interests of, the Company and the holders of Company Common Stock (other than Acquisition) to consummate the merger (the "Merger") of Acquisition with and into the Company upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"); and


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      WHEREAS, the Board of Directors of Acquisition has approved the
Merger and this Agreement and determined that it is advisable, fair to, and in the best interests of, Acquisition and the holders of Acquisition Stock to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL;

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

                                 ARTICLE I.

                                 THE MERGER

      SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in Articles VI, VII and VIII, and in accordance with the provisions of the DGCL, at the Effective Time (as defined in Section 1.02), Acquisition shall be merged with and into the Company. As a result of the Merger, the separate existence of Acquisition shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation").

      SECTION 1.02 Effective Time; Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Torys LLP, 237 Park Avenue, New York, NY 10017, at 9:00 a.m. New York City time on the next business day (as defined in Section 10.04) after all of the conditions set forth in Articles VI, VII and VIII have been satisfied or, subject to applicable law, waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) in accordance with this Agreement or (ii) at such other place and time and/or on such other date as Acquisition and the Company may agree in writing (the "Closing Date"). Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the DGCL. The term "Effective Time" means the date and time that the Merger shall become effective, which shall be the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as may be agreed by the parties hereto and specified in the Certificate of Merger).

      SECTION 1.03. Effect Of The Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, without further act or deed, all the property, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation and all debts, liabilities and duties of each of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

      SECTION 1.04. Certificate Of Incorporation; Bylaws. At the Effective Time, the Certificate of Incorporation and Bylaws of the Company will be amended to be identical to the Certificate of Incorporation and Bylaws, respectively, of Acquisition as in effect immediately


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prior to the Effective Time (except (i) that the name of the Surviving
Corporation will remain Westerbeke Corporation, (ii) that the incorporator of the Surviving Corporation will not change in the Merger and (iii) as otherwise provided in Section 5.08).

      SECTION 1.05. Directors And Officers. The Company shall use its best efforts to cause the directors of the Company immediately prior to the Effective Time to submit their resignations to be effective as of the Effective Time. The directors of Acquisition immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Acquisition immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until the earlier of their resignation or removal or their respective successors are duly elected or appointed (as the case may be) and qualified.

                                 ARTICLE II.

                          CONVERSION OF SECURITIES;
                      EXCHANGE OF CERTIFICATES; DEPOSIT

      SECTION 2.01. Effect On Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Common Stock or any shares of Acquisition Stock:

            (a) Conversion Of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Dissenting Shares (as defined in Section 2.04), (ii) shares of Company Common Stock that are held in the treasury of the Company or by any Subsidiary (as defined in Section 10.04) of the Company and (iii) shares of Company Common Stock owned by Acquisition (collectively, the "Excluded Shares")) shall be converted into the right to receive from the Surviving Corporation three dollars ($3.00) in cash (the "Merger Consideration") payable to the holder thereof, without interest thereon, upon surrender of the certificate previously representing such share of Company Common Stock as provided in Section 2.02(c). As of the Effective Time, all shares of Company Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate (a "Certificate") which immediately prior to the Effective Time represented any such share of Company Common Stock (except Excluded Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends or other distributions to which holders become entitled in accordance with this Article II upon the surrender of such Certificate.

            (b) Cancellation Of Excluded Shares. At the Effective Time, the Excluded Shares issued and outstanding immediately prior to the Effective Time shall be canceled and shall cease to exist without any consideration payable therefor (subject, in the case of any Dissenting Shares, to such rights as exist pursuant to the DGCL and Section 2.04).

            (c)   Conversion Of Acquisition Stock.  Each share of
Acquisition Common Stock (or a fraction thereof) issued and outstanding immediately prior to the Effective Time


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shall be converted into one share of Common Stock, par value $0.0001 per share (or a fraction thereof), of the Surviving Corporation. Each share of Acquisition Preferred Stock (or a fraction thereof) issued and outstanding immediately prior to the Effective Time shall be converted into one share of Preferred Stock, par value $0.0001 per share (or a fraction thereof), of the Surviving Corporation.

      SECTION 2.02.  Payment Procedures.

            (a) At and after the Effective Time, each Certificate formerly representing shares of Company Common Stock (other than Excluded Shares) shall represent only the right to receive the Merger Consideration, without interest.

            (b) Paying Agent. At the Effective Time, the Surviving Corporation shall designate a bank or trust company to act as agent for the holders of Certificates in connection with the Merger (the "Paying Agent") to receive in trust the funds to which holders of Certificates shall become entitled pursuant to Section 2.01(a) (the "Exchange Fund"). At the Effective Time, the Surviving Corporation shall deposit or cause to be deposited with the Paying Agent, for the benefit of the holders of Certificates, the Exchange Fund in the amount of the aggregate consideration to which such holders of Certificates (other than Certificates formerly representing Excluded Shares) shall be entitled at the Effective Time (or thereafter) pursuant to Section 2.01(a). All of the fees and expenses of the Paying Agent shall be borne by the Surviving Corporation. The Exchange Fund shall be invested by the Paying Agent in obligations of, or guaranteed by, the United States of America, or any agency thereof, and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investor Services, Inc. or Standard & Poors Corporation, respectively, or in deposit accounts, certificates of deposit or bankers' acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from commercial banks with capital, surplus and undivided profits aggregating in excess of $1,000,000,000 (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise).

            (c) Exchange Procedures. As promptly as practicable after the Effective Time, the Surviving Corporation shall send or cause to be sent to each holder of record of shares of Company Common Stock (other than Excluded Shares) transmittal materials for use in exchanging Certificates for the Merger Consideration. The Surviving Corporation shall cause any check in respect of the Merger Consideration (together with any dividends or other distributions to which holders become entitled in accordance with this Article II upon surrender of such Certificate) which such person shall be entitled to receive to be delivered to such person upon delivery to the Paying Agent of Certificates formerly representing such shares of Company Common Stock owned by such person. In the event of a transfer of ownership of the shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such


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tax has been paid or is not applicable.  No interest will be paid on any such cash to be paid pursuant to this Article II upon such delivery. The Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any holder of Certificates such amounts (if any) as the Surviving Corporation determines are required to be deducted or withheld under the Code (as defined in Section 10.04), or any provision of United States, state or local tax law or any foreign tax law applicable as a result of the residence, location, domicile or other facts relating to such holder. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Certificates.

            (d) Transfer Books, No Further Rights in Company Common Stock. Subject to Section 2.04, at the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, stockholders of the Company, other than to receive any dividend or other distribution with respect to the Company Common Stock with a record date occurring prior to the Effective Time and payment of the Merger Consideration. From and after the Effective Time, there shall be no transfers on the stock transfer records of the Company of any shares of the Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.02 together with any dividends or other distributions to which the holder becomes entitled in accordance with this Article II upon the surrender of such Certificates.

            (e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or the Surviving Corporation, the posting by such person of a bond in such amount as the Paying Agent or the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent or the Surviving Corporation, as the case may be, shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration deliverable in respect thereof pursuant to this Agreement and any dividends or other distributions to which holders become entitled in accordance with this Article II upon the surrender of such Certificate.

            (f) Termination of Exchange Fund; No Liability. At any time following six (6) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any earnings received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates such holder holds, as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any person or entity in respect of any Merger


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Consideration from the Exchange Fund delivered, in good faith, to a public official pursuant to any applicable abandoned property, escheat or similar law.

      SECTION 2.03.  Company Stock Options.

            (a) The Company shall take all actions necessary to provide that, at the Effective Time, each option to purchase a share of Company Common Stock (an "Option" and, collectively, the "Options") outstanding and unexercised as of the Effective Time granted pursuant to the 1986 Stock Option Plan, the Supplemental Stock Option Plan and the 1996 Stock Option Plan and any other equity-based plans or agreements of or with the Company or any of its Subsidiaries providing for the granting of Options (collectively, the "Company Stock Option Plans") is canceled, whether or not then exercisable or vested and in consideration of such cancellation, the Surviving Corporation shall pay to the Eligible Holder (as defined in Section 10.04) of any such Option the excess (rounded to the nearest $0.01), if any, of the Merger Consideration over such Option's exercise price (the "Option Spread") multiplied by the number of shares of Company Common Stock subject to such Option immediately prior to the Effective Time. All payments made pursuant to this Section 2.03(a) shall be made as soon as commercially practicable following the Effective Time, as reduced by any applicable withholding taxes and other similar charges.

            (b) As of the Effective Time, the Company shall terminate the Company Stock Option Plans, and remove, or cause to be removed from each and every other plan, program, agreement or arrangement of the Company any right of any participant thereunder to invest in, or receive a distribution in, Company Common Stock.

      SECTION 2.04.  Shares Of Dissenting Stockholders.

            (a) Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (the "Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(a), unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, his or her right to appraisal under the DGCL and instead shall be entitled to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of Section 262 of the DGCL. If, after the Effective Time, any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, each share of such holder's Company Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest, the Merger Consideration, in accordance with Section 2.01(a) (together with any dividends or other distributions to which holders of Certificates become entitled in accordance with this Article II upon the surrender of such Certificates).

            (b) Prior to the Effective Time, the Company shall give Acquisition (i) prompt notice of any notices or demands (or withdrawals of notices or demands) for appraisal or payment for shares of Company Common Stock received by the Company and
(ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands or notices. Prior to the Effective Time, the Company shall not, without prior written consent of Acquisition, make any payments, or settle, offer to settle or otherwise negotiate, with respect to any such demands.

            (c) Dissenting Shares, if any, after payments of fair value in respect thereof have been made to the holders thereof pursuant to the DGCL, shall, to the extent not canceled at the Effective Time, be canceled.

      SECTION 2.05. Adjustment Of Merger Consideration. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares of a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Merger Consideration and any other number or amount which is based upon the number of shares of Company Common Stock shall be appropriately adjusted.

                                ARTICLE III.

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to Acquisition, except as set forth in the Company Disclosure Schedule (as defined in Section 10.06) and/or the Company Reports (as defined in Section 3.07), as follows:

      SECTION 3.01. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and, except where such failure would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect (as defined in Section 10.04) on the Company or, following the Merger, the Surviving Corporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company's Subsidiaries is a legal entity duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and, except where such failure would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on the Company or, following the Merger, the Surviving Corporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company has heretofore made available to Acquisition accurate and complete copies of the Certificate of Incorporation and Bylaws (or other similar organizational and governing documents), as currently in effect, of the Company and each of its Subsidiaries.

      SECTION 3.02. Capitalization. The capitalization of the Company appearing in the recitals of this Agreement is true and correct as of the date hereof. All the issued and outstanding shares of Company Common Stock are validly issued, fully paid and non-assessable and free from preemptive rights. All outstanding Options have been issued pursuant to registration under or valid exemptions from the Securities Act (as defined in Section 3.07) and all applicable state securities laws. Except as set forth above, in the Company Disclosure Schedule and with respect to the transactions contemplated by this Agreement, as of the date hereof, (x) there are no shares of capital stock of the Company authorized, issued, reserved for issuance or outstanding, (y) the Company and its Subsidiaries have not issued or agreed to issue any warrants, options, equity equivalents, interests in ownership or earnings of the Company or other similar equity rights (including phantom stock or stock appreciation rights), pre-emptive rights, agreements, arrangements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or voting debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests and (z) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Common Stock, or capital stock of the Company or any Subsidiary or affiliate of the Company.

      SECTION 3.03. Subsidiaries. The Company Reports include a list of all persons deemed to be a material Subsidiary of the Company or of any of its Subsidiaries together with each such entity's jurisdiction of organization. All of the outstanding shares of capital stock or other securities evidencing ownership of the Company's Subsidiaries are validly issued, fully paid and non-assessable and are owned by the Company or its wholly-owned Subsidiaries free and clear of all pledges, claims, liens, charges, options, encumbrances, mortgages, pledges or security interests of any kind or nature whatsoever (collectively, "Liens") with respect thereto.

      SECTION 3.04. Authority Relative To This Agreement. The Company has the requisite corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and the Special Committee and, except for the adoption of this Agreement in accordance with the DGCL and this Agreement by the stockholders of the Company, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to (i) adoption of this Agreement in accordance with the DGCL and this Agreement by the stockholders of the Company and
(ii) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

      SECTION 3.05. Consents And Approvals; No Violation. Except for (a) applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (b) filings with various state blue sky authorities and (c) filing and recordation of appropriate merger documents as required by the DGCL and the corporate law of the other states in which the Company and Acquisition are qualified to do business, no filing with or notice to, and no permit, authorization, consent or approval of, any public body or

Governmental Entity or any other person, the absence of which would reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on the Company or, following the Merger, the Surviving Corporation, is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated by this Agreement. None of the execution, delivery and performance by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of the Company or similar governance or organizational documents of any of the Company's Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except, with respect to clauses (ii) and (iii), for such violations, breaches or defaults which, either individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on the Company or, following the Merger, the Surviving Corporation.

      SECTION 3.06. Proxy Statement; Transaction Statement. None of the information supplied by the Company for inclusion or incorporation by reference in (i) the Proxy Statement (as defined in Section 5.02), (ii) the Transaction Statement (as defined in Section 5.02) or (iii) any other document required to be filed with the Securities and Exchange Commission (the "SEC") or any other regulatory authority in connection with the transactions contemplated by this Agreement will, at the respective times filed with the SEC or any other regulatory authority and, in addition, in the case of the Proxy Statement, the mailing of the Proxy Statement or any amendment or supplement thereto, at the time of the meeting of the stockholders to which the Proxy Statement relates and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, the Transaction Statement and any other SEC filing in connection with the Merger will comply (with respect to the Company) in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder. No representation is made with respect to any information supplied by Acquisition (or any affiliate or associate thereof) for inclusion or for incorporation by reference in any filing by the Company with the SEC.

      SECTION 3.07. SEC Documents. Each of the Company and its Subsidiaries has filed all forms, reports, registration statements, proxy statements, schedules and documents required to be filed by it with the SEC since December 31, 1997 through the date hereof (collectively, the "Company Reports"). As of their respective dates, the Company Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act and the rules and regulations thereunder, and (ii) did not contain any untrue statement of material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The most recent consolidated balance sheet (the "Balance Sheet") of the Company and its consolidated Subsidiaries included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows of the Company and its consolidated Subsidiaries included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the consolidated results of operations, retained earnings or cash flows, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein, in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein (subject, in the case of unaudited interim statements, to normal and recurring year-end adjustments and exceptions permitted by Form 10-Q).

      SECTION 3.08. Compliance With Laws. Each of the Company and its Subsidiaries has complied and is in compliance with all applicable statutes, regulations, rules, orders, ordinances, judgments, decrees, permits, franchises, licenses and other laws of the United States of America, all state, local and foreign governments and other governmental bodies and authorities, and agencies of any of the foregoing ("Governmental Entity") to which it is subject, except to the extent non-compliance would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company or, following the Merger, the Surviving Corporation.

      SECTION 3.09. Litigation And Claims. None of the Company or its Subsidiaries is subject to any continuing order of, or written agreement or memorandum of understanding with, or continuing material investigation by, any Governmental Entity or any judgment, order, writ, injunction, decree, or award of any Governmental Entity or any court or arbitrator, and there is no claim, action, suit, litigation, proceeding, arbitration, investigation or controversy affecting the Company or its Subsidiaries or, to the "knowledge" (as defined in Section 10.04) of the Company, threatened, nor is there any valid basis known to the Company or its Subsidiaries for any such claim, action, suit, litigation, proceeding, arbitration, investigation or controversy except for matters which would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company or, following the Merger, the Surviving Corporation.

      SECTION 3.10.  Employees And Employee Plans.

            (a) Each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all severance, change in control or employment plans, programs or agreements, and vacation, incentive, bonus, stock option, stock purchase, and restricted stock plans, programs or policies and all other employee benefit plans, agreements, programs or other arrangements sponsored or maintained by any of the Company or its Subsidiaries, in which present or former employees thereof participate or any of the Company or its Subsidiaries has any present or future liability (collectively, the "Company Plans") that is intended to be qualified within the meaning of Section 401 of the Code has received a favorable determination letter as to its qualification, and nothing has occurred that could reasonably be expected to affect such qualification.

            (b) No Company Plan exists that could result in the payment to any present or former employee of any of the Company or its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of any of the Company or its Subsidiaries as a result of the transaction contemplated by this Agreement.

      SECTION 3.11. No Brokers. Except pursuant to the engagement letter (a copy of which has been delivered to Acquisition) among the Company, the Special Committee and Stout Risius Ross, Inc., financial advisor to the Special Committee (the "Special Committee Financial Advisor"), no broker, finder or investment banker is entitled to any brokerage, finder's or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of any of the Company or its Subsidiaries.

      SECTION 3.12. Absence Of Certain Changes. Since October 26, 2002, each of the Company and its Subsidiaries, as applicable, has conducted its business only in the ordinary course of such business, and there has not been any change in or effect on the business, earnings, assets, liabilities, financial or other condition or results of operations of any of the Company and its Subsidiaries that has had or would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company or, following the Merger, the Surviving Corporation.

      SECTION 3.13. Absence Of Undisclosed Liabilities. None of the Company or its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether due or to become due, except (a) liabilities or obligations reflected or reserved against or disclosed in the Company Reports filed prior to the date hereof and (b) liabilities or obligations which would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on the Company or, following the Merger, the Surviving Corporation.

      SECTION 3.14. Title To Properties And Related Matters. The Company or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the Balance Sheet as being owned by the Company or one of its Subsidiaries or acquired after the date thereof which are material to the Company's business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except (A) statutory Liens securing payments not yet due and (B) such imperfections or irregularities of title and Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such, and (ii) is the lessee of all leasehold estates reflected in the Company Reports or acquired after the date thereof which are material to the Company's business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of the Company, the lessor, except in the case of clauses (i) and (ii) above as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company or, following the Merger, the Surviving Corporation.

      SECTION 3.15. Fairness Opinion. The Special Committee has received an opinion of the Special Committee Financial Advisor that the Merger Consideration is fair, from a financial point of view, to the Company's stockholders (other than Acquisition).

      SECTION 3.16. State Takeover Statutes. The Board of Directors of the Company and the Special Committee have approved this Agreement and the consummation of the transactions contemplated hereby and such approval constitutes approval of the Merger and the other transactions contemplated hereby by the Board of Directors of the Company under the provisions of
Section 203 of the DGCL such that the restrictions on business combinations set forth in Section 203 do not apply to the Merger and the other transactions contemplated hereby or thereby.

      SECTION 3.17. Compliance with Certificate of Incorporation. The Board of Directors of the Company and the Special Committee have approved this Agreement and the consummation of the transactions contemplated hereby, and such approval constitutes approval of the Merger and the other transactions contemplated thereby by the Board of Directors of the Company for purposes of the provisions regarding business combinations contained in the Certificate of Incorporation of the Company such that such provisions do not apply to the Merger and the other transactions contemplated hereby or thereby.

                                 ARTICLE IV.

                REPRESENTATIONS AND WARRANTIES OF ACQUISITION

      Acquisition hereby represents and warrants to the Company, except as set forth in the Acquisition Disclosure Schedule (as defined in Section 10.06), as follows:

      SECTION 4.01. Organization. Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Acquisition has heretofore delivered to the Company accurate and complete copies of the certificate of incorporation and bylaws (or other similar organizational and governing documents), as currently in effect, of Acquisition. Acquisition is the holder of record of 1,098,250 shares of Company Common Stock, and such shares are held by it free and clear of any lien or encumbrance.

      SECTION 4.02. Capitalization. The capitalization of Acquisition appearing in the recitals to this Agreement is true and correct as of the date hereof. All of the issued and outstanding shares of Acquisition Stock are validly issued, fully paid and non-assessable and free from preemptive rights. Mr. Westerbeke is the owner of (i) all of the outstanding shares of Acquisition Common Stock and (ii) all of the outstanding shares of Acquisition Preferred Stock.

      SECTION 4.03. Authority Relative To This Agreement. Acquisition has the requisite corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Acquisition and the stockholders of Acquisition, no other corporate proceeding on the part of Acquisition is necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquisition and constitutes a valid and binding obligation of Acquisition enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

      SECTION 4.04. Consents And Approvals; No Violation. Except for (a) applicable requirements of the Exchange Act, (b) filings with various state blue sky authorities and (c) filing and recordation of appropriate merger documents as required by the DGCL and the corporate law of the other states in which the Company and Acquisition are qualified to do business, no filing with or notice to, and no permit, authorization, consent or approval of, any public body or Governmental Entity, the absence of which would be reasonably expected to, either individually or in the aggregate, have a Material Adverse Effect on Acquisition or, following the Merger, the Surviving Corporation, is necessary for the execution and delivery by Acquisition of this Agreement or the consummation by Acquisition of the transactions contemplated by this Agreement. None of the execution, delivery and performance by Acquisition of this Agreement, the consummation by Acquisition of the transactions contemplated hereby, or compliance by Acquisition with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Acquisition, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease agreement or other instrument or obligation to which Acquisition is a party or by which Acquisition or any of its properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Acquisition or any of its properties or assets, except, with respect to clauses (ii) and (iii), for such violations, breaches or defaults which, either individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Acquisition or, following the Merger, the Surviving Corporation.

      SECTION 4.05. Proxy Statement. None of the information supplied or to be supplied by Acquisition for inclusion in (i) the Proxy Statement,
(ii) the Transaction Statement or (iii) any other document required to be filed with the SEC or any other regulatory authority in connection with the transactions contemplated by this Agreement, will at the respective times filed with the SEC or any other regulatory authority and, in addition, in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendment or supplement thereto, at the time of the meeting of the stockholders to which the Proxy Statement relates and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, the Transaction Statement and any other SEC filing in connection with the Merger will comply (with respect to Acquisition and Mr. Westerbeke) in all material respects, as to form, with the applicable requirements of the Exchange Act, and the rules and regulations thereunder.

      SECTION 4.06.  Financing.  (a)      Third-Party Commitment Letter.
Acquisition has delivered to the Company a true and complete executed commitment letter dated as of March 6, 2003 from Brown Brothers Harriman & Co. (the "Lender"), pursuant to which the Lender has committed to provide debt financing (the "Financing") to the Surviving Corporation at the Effective Time on the terms and subject to the conditions set forth in such commitment letter (the "Commitment Letter").

            (b) Financing Generally. The obligations of the Lender to consummate the Financing is not subject to any condition other than set forth in the Commitment Letter. Acquisition is not aware of any facts or circumstances that would cause Acquisition or the Lender to be unable to consummate the Financing in accordance with the terms of the Commitment Letter. Acquisition agrees to notify promptly the Company if at any time prior to the Effective Time Acquisition no longer believes in good faith that it will be able to consummate the Financing on substantially the terms described in the Commitment Letter. As of the date hereof, the Commitment Letter is in full force and effect and has not been amended in any material respect. To the knowledge of Acquisition, the Financing will be sufficient to enable the Surviving Corporation to pay the Merger Consideration and to pay all fees and expenses related to the Merger. The financing fee and other fees that are due and payable on or prior to the date hereof under the Commitment Letter have been paid in full.

      SECTION 4.07. Acquisition's Operations. Acquisition was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

      SECTION 4.08. Investigation by Acquisition. Acquisition has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries. In entering into this Agreement, Acquisition has relied solely upon its own investigation and analysis and upon the representations, warranties, covenants and agreements of the Company set forth in this Agreement, and Acquisition:

            (a) acknowledges that, other than as set forth in this Agreement, none of the Company, its Subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Acquisition or its agents or representatives; and

            (b) agrees, to the fullest extent permitted by law that, except for the liability of the Company in accordance with the terms of this Agreement for the representations and warranties of the Company included in this Agreement and except with respect to fraud, none of the Company, its Subsidiaries or any of their respective directors, officers, employees, stockholders, affiliates, agents or representatives shall have any liability or responsibility whatsoever to Acquisition on any basis (including without limitation in contract, tort or otherwise) based upon any information provided or made available, or statements made, to Acquisition.

      SECTION 4.09. No Knowledge Of Breach Or Inaccuracy. Neither Acquisition nor any director, officer, shareholder, employee or agent of Acquisition has knowledge of any breach of, or inaccuracy in, any of the representations or warranties of the Company contained in this Agreement, except such breaches and inaccuracies as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Acquisition or, following the Merger, the Surviving Corporation.

                                 ARTICLE V.

                                  COVENANTS

      SECTION 5.01. Certain Actions Pending Merger. Prior to the Effective Time, neither the Board of Directors of the Company nor any committee thereof shall approve any action that would result in the Company or any of its Subsidiaries taking any of the following actions, except with the prior written consent of Acquisition:

            (a) a split, combination or reclassification of the outstanding shares of Company Common Stock, or a declaration, set-aside or payment of any dividend payable in cash, stock or property or any distribution with respect to the outstanding shares of Company Common Stock, or a redemption, purchase or other acquisition (or agreement to redeem, purchase or otherwise acquire), directly or indirectly, of any shares of Company Common Stock;

            (b) an issuance, grant or agreement to issue or grant any additional capital stock of the Company or any of its Subsidiaries or any options, warrants or rights of any kind to acquire any shares of any such capital stock or any securities convertible into or exchangeable for such capital stock or any right or security the value of which is based on the value of any such capital stock, or an amendment, waiver or change in the terms of any Option;

            (c) the entering into any agreement, understanding or arrangement with respect to the voting of capital stock of the Company;

            (d) the incurrence of (i) any indebtedness for borrowed money or the assumption, guarantee, endorsement or any other accommodation to become responsible for the long-term indebtedness of any other person (other than deposits and similar liabilities, indebtedness of the Company's Subsidiaries to the Company and indebtedness under existing lines of credit and renewals or extensions thereof), other than in the ordinary course of business consistent with past practice, or (ii) any capital expenditures, obligations or liabilities, other than those budgeted as of the date hereof or in the ordinary course of business consistent with past practice;

            (e) the sale, transfer, mortgage, encumbrance or other disposition of any of its material properties or assets, including capital stock in any Subsidiary of the Company, to any person other than a direct or indirect wholly-owned Subsidiary, or the cancellation or release of any indebtedness to any such person or any claims held by any such person, except (i) sales of inventory or immaterial assets in the ordinary course of business consistent with past practice or (ii) pursuant to contracts or agreements in force at the date of this Agreement;

            (f) except for transactions in the ordinary course of business consistent with past practice, the making of any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person other than a wholly-owned Subsidiary;

            (g) except for transactions in the ordinary course of business consistent with past practice, the entering into, or termination of, any material lease, contract or agreement, or making of any material change in any of its material leases, contracts or agreements, other than renewals of leases, contracts or agreements without material changes of terms;

            (h) other than in the ordinary course of business consistent with past practice or as required by law or contracts in effect as of the date hereof set forth in the Company Disclosure Schedule, an increase in any manner of the wages, salaries, compensation, pension or other fringe benefits or perquisites of any current or former employees, consultants or directors of the Company or any of its Subsidiaries, or the vesting, funding or payment of any pension or retirement allowance other than as required by any existing Company Plans to any such current or former employees, consultants or directors or the entering into, amendment, termination or commitment to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment, severance, consulting, retention, change in control, termination, deferred compensation or incentive pay agreement with or for the benefit of any current or former employee, consultant or director or, except as expressly contemplated by this Agreement, the acceleration of the vesting, funding or payment of any compensation payment or benefit (except as contemplated in existing Company Plans);

            (i) the settlement of any material claim, action or proceeding involving money damages or a waiver or release of any material rights or claims;

            (j) the change in its methods of accounting in effect at October 26, 2002, except as required by changes in GAAP, or a change in any of its methods of reporting material items of income and deductions for tax purposes from those employed in the preparation of the tax returns of the Company for the taxable years ending October 26, 2002 and October 27, 2001, except as required by changes in law or regulation or as set forth in the Company Disclosure Schedule;

            (k) the adoption or implementation of any amendment to its Certificate of Incorporation or Bylaws (or similar documents) or any plan of consolidation, merger or reorganization (other than as contemplated in Section 1.04);

            (l) the taking of any action that would, or would be reasonably likely to, result in any of the representations or warranties of the Company set forth in this Agreement not being true in all material respects or in any of the conditions to the Merger set forth in Articles VI, VII and VIII not being satisfied, except, in every case, as may be required by applicable law; or

            (m) the entering into any agreement to, or the making of any commitment to, take any of the actions prohibited by this Section 5.01.

      SECTION 5.02.  Proxy Statement.

            (a) Acquisition and the Company shall cooperate in preparing and the Company shall, as soon as practicable, file with the SEC (after providing Acquisition with a reasonable opportunity to review and comment thereon) (i) preliminary proxy materials relating to the Company Meeting (as defined in Section 5.03) (together with any amendments thereof or supplements thereto, the "Proxy Statement"), (ii) the transaction statement on Schedule 13E-3 required by the Exchange Act (together with any amendments thereof or supplements thereto, the "Transaction Statement") and
(iii) any other document required to be filed with the SEC or any other regulatory authority in connection with the transactions contemplated by this Agreement and shall use its reasonable best efforts to respond to any comments of the SEC (after providing Acquisition with a reasonable opportunity to review and comment thereon) and to cause the Proxy Statement and the Transaction Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC staff. The Company and Acquisition shall promptly notify one another of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or the Transaction Statement or for additional information and shall supply one another with copies of all correspondence between it and any of its representatives, on the one hand, and the SEC on the other hand, with respect to the Proxy Statement, the Transaction Statement or the transactions contemplated hereby. If at any time prior to the Company Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement or the Transaction Statement, the Company shall promptly prepare and (if appropriate) mail to its stockholders such an amendment or supplement; provided that no such amendment or supplement will be made by the Company without providing Acquisition a reasonable opportunity to review and comment thereon.

            (b) Subject to and except under the circumstances described in Section 5.03(b), the Company shall include in the Proxy Statement and the Transaction Statement the recommendation of the Company's Board of Directors (acting subsequent to the recommendation of the Special Committee) that approval of this Agreement by the stockholders of the Company is advisable and that the stockholders of the Company (other than Acquisition) vote in favor of adoption of this Agreement.

      SECTION 5.03.  Stockholders' Meeting.

            (a) The Company shall, consistent with applicable law, call, give notice of, convene and hold a meeting of its stockholders (the "Company Meeting") as promptly as practicable following the date hereof for the purpose of voting upon the adoption of this Agreement. The Company, through its Board of Directors (acting subsequent to the recommendation of the Special Committee), shall (subject to the provisions of Section 5.03(b)) recommend to its stockholders that they vote in favor of adoption of this Agreement, which recommendation shall, except under the circumstances described in Section 5.03(b), be contained in the Proxy Statement and the Transaction Statement.

            (b) Neither the Board of Directors of the Company nor any committee thereof (including the Special Committee) shall, except as expressly permitted by this Section 5.03(b) or Section 5.09, (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, its approval or recommendation of the approval of this Agreement and the transactions contemplated hereby or (ii) take any other action or make any other statement in connection with the Company Meeting inconsistent with such recommendation (collectively, an "Adverse Company Board Recommendation"). Notwithstanding the foregoing, in the event that prior to the satisfaction of the conditions set forth in Section 6.01, the Special Committee determines in good faith, after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties to stockholders of the Company (other than Acquisition) under applicable law, then the Board of Directors of the Company (acting subsequent to the recommendation of the Special Committee) or the Special Committee may make an Adverse Company Board Recommendation.

            (c) Notwithstanding any Adverse Company Board Recommendation, this Agreement shall be submitted to the stockholders of the Company at the Company Meeting for the purpose of voting upon this Agreement and nothing contained herein shall be deemed to relieve the Company of such obligation.

            (d) Acquisition agrees to vote all shares of Company Common Stock owned by it in favor of approval of the Merger and adoption of this Agreement at the Company Meeting and to take such other actions as shall be necessary or appropriate to effectuate as promptly as practicable the Merger in accordance with Section 251 of the DGCL, on the terms and subject to the conditions set forth in this Agreement.

      SECTION 5.04. Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to (i) use its reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or required to be taken by any Governmental Entity or otherwise to consummate and make effective the transactions contemplated by this

Agreement as promptly as practicable, (ii) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Acquisition, the Company or any of the Company's Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, and (B) any other applicable law; provided, however, that Acquisition and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and Acquisition shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement and the Transaction Statement) in connection with the transactions contemplated by this Agreement. Acquisition shall use its reasonable efforts to obtain the debt financing referred to in Section
7.04. In case at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each corporation party to this Agreement shall take all such necessary or desirable action.

      SECTION 5.05. Inspection Of Records. From the date hereof to the Effective Time, the Company shall (i) allow all designated officers, stockholders, attorneys, financial advisors, accountants and other representatives of Acquisition reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the Company and its Subsidiaries, (ii) furnish to Acquisition and its stockholders, counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Company and its Subsidiaries to cooperate with Acquisition in its investigation of the business of the Company and its Subsidiaries. No investigation by any party, whether prior to the execution of this Agreement or pursuant to this Section 5.05, shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

      SECTION 5.06. Notification Of Certain Matters. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of:

            (a) any change or event, or series of changes or events, having, or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party or, following the Merger, the Surviving Corporation, or would be reasonably likely to cause any of the conditions in Articles VI, VII and VIII not to be satisfied or to cause the satisfaction thereof to be materially delayed;

            (b) the receipt of any material notice or other material communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated hereby;

            (c) the receipt of any material notice or other material communication from any Governmental Entity in connection with the transactions contemplated hereby; and

            (d) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the party, threatened against Acquisition or the Company which seeks to prohibit or prevent consummation of the transactions contemplated hereby;

in each case, to the extent such event or circumstance is or becomes known to the party required to give such notice; provided, however, that the delivery of any notice pursuant to this Section 5.06 shall not be deemed to be an amendment of this Agreement or the Company Disclosure Schedule, as the case may be, and shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement.

      SECTION 5.07. Public Announcements. Acquisition and the Company shall use their reasonable efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated hereby. Prior to the Closing, Acquisition and the Company shall not issue any such press release or make any such public statement without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by law or regulation or any listing agreement with the Nasdaq National Market or any other securities exchange to which the Company is a party and, in such case, shall use their reasonable efforts to consult with the other party hereto prior to such release or statement being issued. The parties shall agree on the text of a joint press release by which the parties will announce the execution of this Agreement, and the Company shall file promptly a copy of this Agreement with the SEC as an exhibit to a Current Report on Form 8-K.

      SECTION 5.08.  Indemnification By Surviving Corporation.

            (a) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each person who is now an officer or director of the Company or a Subsidiary of the Company against all losses, claims, damages, costs, expenses or liabilities or in connection with any claim, action, suit, proceeding or investigation arising out of the fact that such person is or was an officer or director of the Company or a Subsidiary of the Company (or out of any action taken by any such person on behalf of the Company or a Subsidiary of the Company), pertaining to any matter existing or occurring on or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, or on or after, the Effective Time. In each case such indemnification shall be to the full extent permitted under applicable law (and the Surviving Corporation will pay expenses in advance of the final disposition of any such action or proceeding to each such director or officer of the Company or a Subsidiary of the Company seeking indemnification hereunder to the full extent permitted by law).

            (b) For a period of six years after the Effective Time, the Surviving Corporation shall maintain officers' and directors' liability insurance for all persons currently covered under the Company's officers' and directors' liability insurance policies, in their capacities as officers and directors, on terms substantially no less advantageous to the covered persons than such existing insurance, pertaining to any matter existing or occurring on or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, or on or after the Effective Time; provided, however, that the Surviving Corporation shall not be required to maintain or procure such coverage to pay an annual premium in excess of 200% (the "Cap") of the current annual premium paid by the Company for its existing coverage; and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

            (c) The Indemnification Agreements among the Company and each of the directors of the Company (the "Indemnification Arrangements") shall not in any way be limited by or be affected by the rights and obligations of the Company or of the directors and officers under this Agreement except as expressly provided herein, and the execution and delivery of this Agreement shall not in any way limit or affect the rights and obligations of the Company or the other party or parties thereto under any such Indemnification Arrangement.

            (d) This Section 5.08 shall survive the consummation of the Merger. The provisions of this Section 5.08 are intended to be for the benefit of, and shall be enforceable by the present and former directors or officers of the Company and its Subsidiaries, as the case may be. The rights provided under this Section 5.08 shall be in addition to, and not in lieu of, any rights to indemnity which any party may have under the Certificate of Incorporation or Bylaws of the Company or the Surviving Corporation or any other agreements. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties or assets to any individual, corporation or any other entity, in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.08.

            (e) In the event that any action, suit, proceeding or investigation relating to this Agreement or the transactions contemplated hereby is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto.

      SECTION 5.09.  Acquisition Proposals.

            (a) The Company, the Board of Directors of the Company, the Special Committee and the Company's officers, employees, agents and representatives (including, without limitation, its attorneys and the Special Committee Financial Advisor) may, until June 12, 2003, (i) initiate, solicit, encourage and facilitate the making of any Acquisition Proposal (as defined below) or furnish information with respect to the Company to any person for purposes of soliciting an Acquisition Proposal from such person pursuant to a confidentiality agreement entered into between such person and the Company in form and substance reasonably satisfactory to the Company and (ii) participate in discussions and negotiations regarding, and supply information relating to, an Acquisition Proposal that could, in the Special Committee's sole discretion, lead to a Superior Acquisition Proposal. After June 12, 2003 and until the date of the mailing by the Company to its stockholders of the definitive Proxy Statement relating to the Merger, the Company, the Board of Directors of the Company, the Special Committee and the Company's officers, employees, agents and representatives (including, without limitation, its attorneys and the Special Committee Financial Advisor) may no longer initiate or solicit discussions and may only engage in the other conduct described in clauses (i) and (ii) above with those persons who were contacted on or prior to June 12, 2003 and who indicate, in the Special Committee's sole discretion, substantial interest in making an Acquisition Proposal that the Special Committee reasonably believes could constitute a Superior Acquisition Proposal. From and after the date of mailing of the definitive Proxy Statement, the Company, the Board of Directors of the Company, the Special Committee and the Company's officers, employees, agents and representatives (including, without limitation, its attorneys and the Special Committee Financial Advisor) shall not be permitted to take any action or engage in any activities described in clauses (i) and (ii) above and shall, and shall direct or cause the Board of Directors of the Company, the Special Committee and the Company's officers, employees, agents and representatives (including, without limitation, its attorneys and the Special Committee Financial Advisor) to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal, except for discussions and negotiations regarding, and supplying information relating to, an Acquisition Proposal by any person who indicates, in the Special Committee's sole discretion, substantial interest in making a Superior Acquisition Proposal.

            (b) Notwithstanding the foregoing, in response to an indication of interest that is not solicited in violation of this Section 5.09, the Company, the Board of Directors of the Company, the Special Committee and the Company's officers, employees, agents and representatives (including, without limitation, its attorneys and the Special Committee Financial Advisor) may, at any and all times prior to the Effective Time, participate in discussions or negotiations regarding, and supply information relating to, an Acquisition Proposal that may, in the Special Committee's sole discretion, lead to a Superior Acquisition Proposal.

            (c) For purposes of this Agreement, an "Acquisition Proposal" means any inquiry, proposal or offer from any person relating to:

                  (i) any direct or indirect acquisition (by purchase, merger, consolidation, business combination, recapitalization, distribution, liquidation, dissolution or otherwise) of (x) a business that constitutes 15% or more of the net revenues, net income or the assets of the Company or any Subsidiary of the Company, or (y) 15% or more of any class of equity securities of the Company or any Subsidiary of the Company; or

                  (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any Subsidiary of the Company, in each case, other than the transactions contemplated by this Agreement.

            (d) For purposes of this Agreement, a "Superior Acquisition Proposal" means any proposal to acquire, directly or indirectly, at least a majority of any class of equity securities of the Company which (i) the Company's Board of Directors (acting subsequent to the recommendation of the Special Committee), determines in good faith is reasonably likely to be consummated, taking into account the person making the proposal and all legal, financial, regulatory and other aspects of the Acquisition Proposal, and (ii) the Company's Board of Directors (acting subsequent to the recommendation of the Special Committee) or the Special Committee believes in good faith (after consultation with and receipt of advice of the Special Committee Financial Advisor) would, if consummated, provide greater value to the Company's stockholders than the transaction contemplated by this Agreement (taking into account any payment pursuant to Section 10.02(c) that may result).

            (e) Except as expressly permitted by this Agreement, the Company's Board of Directors shall not (i) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (ii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Acquisition Proposal, other than any such agreement entered into concurrently with a termination pursuant to
Section 9.01(g). Notwithstanding any other provision contained in this Agreement to the contrary, nothing contained in this Agreement shall prevent the Company, the Company's Board of Directors or the Special Committee from complying with Rule 13e-3, Rule 14a-9, Rule 14d-9, Rule 14e-2 and any other applicable rules promulgated under the Exchange Act. Subject to compliance with Section 5.09(f), the Company's Board of Directors may, upon receipt of a Superior Acquisition Proposal, enter into a Company Acquisition Agreement with respect to such Superior Acquisition Proposal and terminate this Agreement in accordance with Section 9.01(g) hereof.

            (f) In addition to the obligations of the Company set forth in this Section 5.09, the Company shall advise Acquisition in writing within two business days of any Superior Acquisition Proposal in response to which the Company has commenced negotiations with the proponent thereof. During the three business day period following delivery of such notice to Acquisition, the Company shall engage in good faith negotiations with Acquisition with respect to such changes as the Company may propose to the terms of this Agreement and the transactions contemplated by this Agreement. It is understood that neither the delivery of a notice of a Superior Acquisition Proposal in accordance with this Section 5.09(f) nor any subsequent public announcement thereof shall in and of themselves constitute an Adverse Company Board Recommendation or a breach of Section 5.03(b).

      SECTION 5.10. Other Actions. Neither the Company, on the one hand, nor Acquisition, on the other hand, shall, or shall permit any of their respective Subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii) any condition to the Merger set forth in Article VII, not being satisfied. Neither Acquisition nor any affiliate or associate of Acquisition shall take any action that could reasonably be expected to delay, hinder or otherwise adversely affect the ability of Lender to fund the amounts contemplated in the Commitment Letter. Acquisition shall promptly notify the Company if at any time there is a reasonable likelihood that the Financing contemplated by the Commitment Letter will not be available. Except with respect to any person who has made a Superior Acquisition Proposal, the Company agrees not to release or permit the release of any person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which the Company or any of its Subsidiaries is a party, with respect to any acquisition of Common Stock or assets of the Company, and will use its reasonable best efforts to enforce or cause to be enforced each such agreement. Acquisition hereby agrees that, except as contemplated by this Agreement, Acquisition shall not (i) sell, transfer, tender, assign, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney (other than a proxy to vote such shares in favor of the Merger) with respect to, deposit into any voting trust, or create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on Acquisition's voting rights, charge or other encumbrance of any nature whatsoever with respect to, any of the shares of Company Common Stock owned by Acquisition (or agree or consent to, or offer to do, any of the foregoing), (ii) take any action that would make any representation or warranty of Acquisition herein untrue or incorrect in any material respect or have the effect of preventing or disabling Acquisition from performing its obligations or, (iii) directly or indirectly, initiate, solicit or encourage any person to take actions that could reasonably be expected to lead to the occurrence of any of the foregoing.

      SECTION 5.11. Acquisitions. Neither Acquisition nor any affiliate or associate thereof shall acquire any additional shares of Company Common Stock.

                                 ARTICLE VI.

                         CONDITIONS TO EACH PARTY'S
                       OBLIGATION TO EFFECT THE MERGER

      The respective obligations of each party to effect the Merger shall be subject to the fulfillment on or prior to the Effective Time of the following conditions:

      SECTION 6.01. Stockholder Approval Of Agreement. This Agreement and the transactions contemplated hereby shall have been adopted by the affirmative vote of (a) the holders of at least a majority of the outstanding shares of Company Common Stock and (b) the holders of at least a majority of the outstanding shares of Company Common Stock not held by either (i) Acquisition or any affiliates or associates thereof (or any member of the immediate family thereof), or (ii) any officers or directors of the Company (the affirmative vote described in this clause (b), the "Majority-of-Minority Condition").

      SECTION 6.02. Certain Proceedings. No preliminary or permanent injunction or restraining order or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any


<PAGE  24


Governmental Entity shall be in effect which would prevent the consummation of the Merger or the other transactions contemplated by this Agreement (each party agreeing to use its reasonable efforts (as set forth in Section 5.04) to have any such injunction or restraining order or other order, decree or ruling lifted) and no action, suit, claim or proceeding by a Governmental Entity before any domestic court, governmental commission or administrative or regulatory authority shall have been commenced and be pending which seeks to restrain, prevent or materially delay or restructure the transactions contemplated by this Agreement or which otherwise questions the validity or legality of any such transaction, other than actions, suits, claims and proceedings which, in the reasonable opinion of counsel to the relevant party, are unlikely to result in an adverse judgment.

                                ARTICLE VII.

                  CONDITIONS TO OBLIGATIONS OF ACQUISITION

      The obligation of Acquisition to effect the Merger shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

      SECTION 7.01. Representations And Warranties True. The representations and warranties of the Company contained herein shall be true and correct as of the date of this Agreement and, without giving effect to any materiality qualifications or limitations therein, on and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of a specified earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except such failures to be true and correct that in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company or, following the Merger, the Surviving Corporation; and Acquisition shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

      SECTION 7.02. Performance Of Obligations. The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed by it on or prior to the Closing Date, and Acquisition shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

      SECTION 7.03. Limit on Dissenting Shares. Holders of not greater than ten percent (10%) of the Company Common Stock outstanding immediately prior to the Effective Time shall have complied with all requirements for perfecting stockholders' rights of appraisal as set forth in the DGCL.

      SECTION 7.04. Financing of Transaction. Acquisition shall have secured the Financing contemplated by and in accordance with the terms of the Commitment Letter.

      SECTION 7.05. Necessary Consents. The Company shall have received the consents, in form and substance reasonably satisfactory to Acquisition, which are specified in the Company Disclosure Schedule.

      SECTION 7.06. Resignation of Directors. The directors of the Company shall have submitted their resignations pursuant to Section 1.05 hereof.

                                ARTICLE VIII.

                  CONDITIONS TO OBLIGATIONS OF THE COMPANY

      The obligation of the Company under this Agreement to effect the Merger shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

      SECTION 8.01. Representations And Warranties True. The representations and warranties of Acquisition contained herein shall be true and correct as of the date of this Agreement and, without giving effect to any materiality qualifications or limitations therein, on and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of a specified earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except such failures to be true and correct that in the aggregate would not reasonably be expected to have a Material Adverse Effect on Acquisition or, following the Merger, the Surviving Corporation; and the Company shall have received a certificate signed on behalf of Acquisition by the chief executive officer and chief financial officer of Acquisition to such effect.

      SECTION 8.02. Performance Of Obligations. Acquisition shall have performed in all material respects its agreements contained in this Agreement required to be performed by it on or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Acquisition by the chief executive officer and chief financial officer of Acquisition to such effect.

      SECTION 8.03. Necessary Consents. Acquisition shall have received the consents, in form and substance reasonably satisfactory to the Company, which are specified in the Acquisition Disclosure Schedule.

                                 ARTICLE IX.

                      TERMINATION, AMENDMENT AND WAIVER

      SECTION 9.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption of this Agreement by the stockholders of the Company:

            (a) by mutual written consent of the Company (provided that such termination has first been approved by the Special Committee) and Acquisition;

            (b) by either the Company (provided that such termination has been approved by the Special Committee) or Acquisition if any Governmental Entity of competent jurisdiction shall have issued a final non-appealable injunction, order, decree, judgment or ruling, permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

            (c) by either the Company (provided that such termination has first been approved by the Special Committee) or Acquisition if the Merger shall not have been consummated on or before October 31, 2003, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein in any material respect;

            (d) by either the Company (provided that such termination has first been approved by the Special Committee) or Acquisition if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company (in the case of a termination by Acquisition) or Acquisition (in the case of a termination by the Company), which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature or timing, cannot be cured prior to the date referred to in Section 9.01(c); provided, however, that such breach, if occurring or continuing on the Closing Date, would constitute, individually or in the aggregate with other such breaches occurring prior to such time and then continuing, the failure of the conditions set forth in Sections 7.01, 7.02, 8.01 or 8.02, as applicable;

            (e) by either the Company (provided that such termination has first been approved by the Special Committee) or Acquisition, if the Company Meeting shall have been held and the holders of Company Common Stock shall have failed to adopt this Agreement by the vote specified in
Section 6.01 at such meeting (including any adjournment or postponement thereof in accordance with applicable law);

            (f) by Acquisition if the Special Committee or the Board of Directors of the Company (acting subsequent to the recommendation of the Special Committee) shall have made an Adverse Company Board Recommendation;

            (g) by the Company, pursuant to Section 5.09, in the event the Company has complied with the provisions of Section 5.09 and (i) the Company has determined to enter into a Company Acquisition Agreement or
(ii) the Board of Directors of the Company (acting subsequent to the recommendation of the Special Committee) or the Special Committee shall have approved or recommended or proposed publicly to approve or recommend a Superior Acquisition Proposal (provided, however, that the Company shall not terminate this Agreement pursuant to Section 5.09 if the Board of Directors of the Company (acting subsequent to the recommendation of the Special Committee) or the Special Committee believes in good faith (after consultation with and receipt of the advice of the Special Committee Financial Advisor) that Acquisition has made, prior to such termination, a definitive and binding offer to enter into a definitive agreement that would, if consummated, provide greater value to the Company's stockholders than the Superior Acquisition Proposal (taking into account any payment pursuant to Section 10.02(c) that may result); or

            (h) by Acquisition, (i) if the Board of Directors of the Company (acting subsequent to the recommendation of the Special Committee) shall have approved or recommended or proposed publicly to approve or recommend a Superior Acquisition Proposal by a third party pursuant to
Section 5.09, (ii) if the Board of Directors of the Company (acting subsequent to the recommendation of the Special Committee) or the Special Committee shall have withdrawn or modified in a manner adverse to Acquisition its approval or recommendation of this Agreement or the transactions contemplated hereby, (iii) if the Board of Directors of the Company (acting subsequent to the recommendation of the Special Committee) or the Special Committee shall have failed to include in the Proxy Statement and the Transaction Statement such recommendation (including the recommendation that the stockholders of the Company vote in favor of the Merger) or publicly announced an intention to do any of the foregoing, or
(iv) if the Company enters into a Company Acquisition Agreement.

      SECTION 9.02. Effect Of Termination. In the event of termination of this Agreement by either Acquisition or the Company as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, and none of Acquisition, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them, as the case may be, shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Sections 9.02, 9.04 and Article X shall survive any termination of this Agreement, and notwithstanding anything to the contrary contained in this Agreement, neither Acquisition nor the Company shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement; provided, however, that in no event shall any party hereto be liable for any punitive damages.

      SECTION 9.03. Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors (and, in the case of the Company, acting subsequent to approval by the Special Committee) at any time before or after adoption of this Agreement by the stockholders of the Company; provided, however, that after any adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      SECTION 9.04. Extension; Waiver. At any time prior to the Effective Time, subject to compliance with applicable law, Acquisition and the Company (acting subsequent to approval by the Special Committee) may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto for its benefit, (b) waive any inaccuracies in the representations and warranties of the other parties for its benefit contained herein or in any document delivered pursuant hereto, (c) waive any rights contained herein for the waiving party's benefit and (d) waive compliance with any of the agreements or conditions contained herein for the waiving party's benefit. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                 ARTICLE X.

                             GENERAL PROVISIONS

      SECTION 10.01. Non-Survival Of Representations, Warranties And Agreements. The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be, except that the agreements set forth in Articles I and II and Section 5.08 shall survive the Effective Time indefinitely, and those set forth in Section 9.02 and 9.04 and this
Article X shall survive termination indefinitely.

      SECTION 10.02.  Expenses.

            (a) Except as otherwise provided in this Section 10.02, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

            (b) The cost of preparing, printing and mailing the Proxy Statement and the Transaction Statement shall be borne by the Company.

            (c) In the event that (i) the Company terminates this Agreement pursuant to Section 9.01(g), (ii) Acquisition terminates this Agreement pursuant to Section 9.01(h)(i) or Section 9.01(h)(iv), or (iii) Acquisition has the right to terminate this Agreement pursuant to Section 9.01(h)(ii) or Section 9.01(h)(iii) but does not so terminate and the vote specified in Section 6.01 has not been obtained in favor of this Agreement and the transactions contemplated hereby, and within 12 months after such failure to obtain such vote, the Company consummates a transaction or series of transactions that results in any direct or indirect acquisition (by purchase, merger, consolidation, business combination, recapitalization, distribution, liquidation, dissolution or otherwise) by one or more third parties of (I) a business segment or aggregate assets of the Company constituting 50% or more of the net revenues, net income or assets of the Company or any Subsidiary of the Company, or (II) 50% or more of any class of equity securities of the Company or any Subsidiary of the Company, in each case, other than the transactions involving Acquisition contemplated by this Agreement (any such transaction being referred to herein as an "Alternative Transaction"), then the Company shall pay Acquisition a termination fee in an amount equal to all costs and expenses incurred by Acquisition in connection with this Agreement and the transactions contemplated hereby, not to exceed $75,000 in the aggregate; provided, however, that in no event shall the Company be required to pay such fee if, immediately prior to the termination of this Agreement, Acquisition was in material breach of this Agreement. Any such payment shall be made within five (5) business days after (i) termination of this Agreement, if this Agreement is terminated by Acquisition pursuant to
Section 9.01(h)(i) or Section 9.01(h)(iv), (ii) consummation of an Alternative Transaction, if Acquisition terminates or has the right to terminate this Agreement pursuant to Section 9.01(h)(ii) or Section 9.01(h)(iii) and the vote required by Section 6.01 is not obtained in favor of this Agreement and the transactions contemplated hereby, and (iii) termination of this Agreement by the Company pursuant to Section 9.01(g).

      SECTION 10.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized overnight courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03) to:

      if to Acquisition:

      Westerbeke Acquisition Corporation
      Myles Standish Industrial Park
      150 John Hancock Road
      Taunton, Massachusetts 02780
      Telecopy: (508) 884-9688
      Attention: John  H. Westerbeke, Jr.

      if to the Company:

      Westerbeke Corporation
      Myles Standish Industrial Park
      150 John Hancock Road
      Taunton, Massachusetts 02780
      Telecopy: (508) 884-9688
      Attention: Gregory Haidemenos

      and, in each case, with copies to:

      The Special Committee of the Board of Directors of the Company:

      James W. Storey
      c/o Westerbeke Corporation
      Myles Standish Industrial Park
      150 John Hancock Road
      Taunton, Massachusetts 02780
      Telecopy: (508) 884-9688
      Attention: Gregory Haidemenos

      Gerald Bench
      c/o Westerbeke Corporation
      Myles Standish Industrial Park
      150 John Hancock Road

      Taunton, Massachusetts 02780
      Telecopy: (508) 884-9688
      Attention: Gregory Haidemenos

      Pepe & Hazard LLP
      150 Federal Street, 28th Floor
      Boston, MA  02110-1745
      Telecopy: (617) 695-9255
      Attention:  Ronald N. Stetler, Esq.

      Richards, Layton & Finger, P.A.
      One Rodney Square
      P.O. Box 551
      Wilmington, Delaware  19899
      Telecopy: (302) 651-7701
      Attention:  Mark J. Gentile, Esq.

      Thomas M. Haythe, Esq
      Law Offices of Thomas M. Haythe
      780 Third Avenue, 29th Floor
      New York, NY  10017
      Telecopy:  (212) 319-6241

      Torys LLP
      237 Park Avenue
      New York, NY  10017
      Telecopy: (212) 682-0200
      Attention: John J. Butler, Esq.

      SECTION 10.04.  Definitions And Usage.

            (a)   For purposes of this Agreement, the term:

                  (i) "beneficial owner" with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares, as determined pursuant to Rule 13d-3 under the Exchange Act, except that, for purposes of this Agreement, the term shall exclude shares which are deemed beneficially owned pursuant to Rule 13d-3 solely because of the operation of Rule 13d-3(d)(1)(i)(A);

                  (ii) "business day" means any day other than a Saturday, Sunday or one on which banks are authorized by law to close in New York, New York;

                  (iii) "Code" means the Internal Revenue Code of 1986, as amended. All citations to provisions of the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments thereto and any substitute or successor provisions thereto;

                  (iv) "immediate family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships;

                  (v)   "including" means including, without limitation;

                  (vi)  "Material Adverse Effect" means,

                        (A) with respect to the Company or the Surviving Corporation, any changes or effects that individually or in the aggregate are or could reasonably be expected to be material and adverse to the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (2) could reasonably be expected to prevent or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; and

                        (B) with respect to Acquisition, any effect that would prevent or materially impair or delay the ability of Acquisition to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

                  (vii) "person" means an individual, corporation, limited liability company, partnership, limited partnership, syndicate, person (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

                  (viii) "Subsidiary" shall have the meaning ascribed to it in Rule 1-02 of Regulation S-X of the SEC. Notwithstanding the foregoing, for purposes of this Agreement, the Company shall not be deemed a Subsidiary of Acquisition; and

                  (ix) "Eligible Holder" means any holder of one or more Options other than Mr. Westerbeke.

      A reference in this Agreement to any statute shall be to such statute as amended from time to time, and to the rules and regulations promulgated thereunder.

      Whenever required by the context of this Agreement, a reference to a term in the singular shall include the plural, and vice versa.

            (b) A fact, event, circumstance or occurrence shall be within a person's "knowledge" if, with respect to the Company or its Subsidiary, such fact, event, circumstance or occurrence is or was actually known by any of the Company's or the Subsidiary's executive officers or directors, or, with respect to Acquisition, such fact, event, circumstance or occurrence is or was actually known by any of Acquisition's executive officers or directors.

            (c) The symbol "$" and the word "dollar" or "dollars" shall refer to the lawful currency of the United States of America.

      SECTION 10.05. Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with GAAP.

      SECTION 10.06.  Disclosure Schedules.

            (a) Prior to the execution and delivery of this Agreement, the Company has delivered to Acquisition a schedule (the "Company Disclosure Schedule") setting forth, among other things, in each case with respect to specified sections of this Agreement, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the Company's representations or warranties contained in
Article III or to one or more of the Company's covenants contained in
Section 5.01; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect with respect to the Company or the Surviving Corporation. Matters disclosed in any particular section of the Company Disclosure Schedule shall be deemed to have been disclosed in any other section with respect to which such matter is relevant so long as the relevance of such disclosure is readily apparent.

            (b) Prior to the execution and delivery of this Agreement, Acquisition has delivered to the Company a schedule (the "Acquisition Disclosure Schedule") setting forth, among other things, in each case with respect to specified sections of this Agreement, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of Acquisition's representations or warranties contained in
Article IV; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in the Acquisition Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect with respect to Acquisition or the Surviving Corporation. Matters disclosed in any particular section of the Acquisition Disclosure Schedule shall be deemed to have been disclosed in any other section with respect to which such matter is relevant so long as the relevance of such disclosure is readily apparent.

      SECTION 10.07. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the major economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

      SECTION 10.08. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned, by operation of law or otherwise, without the prior written consent of the other party, which shall not be unreasonably withheld, except that Acquisition may assign all or any of its rights and obligations hereunder to any wholly-owned Subsidiary of Acquisition or entity controlled by Mr. Westerbeke.

      SECTION 10.09. Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the provisions of Article II and
Section 5.08 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

      SECTION 10.10. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

      SECTION 10.11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely in such State. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

      SECTION 10.12. Jurisdiction. (a) Any legal action or proceeding with respect to this Agreement or any matters arising out of or in connection with this Agreement or otherwise, and any action for enforcement of any judgment in respect thereof shall be brought exclusively in the United States federal courts in the State of Delaware or in any Delaware state court and, by execution and delivery of this Agreement, the Company and Acquisition each hereby accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts thereof. The Company and Acquisition each irrevocably consent to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express courier or delivery service, to the Company or Acquisition at their respective addresses referred to in Section
10.03 hereof.

            (b) The Company and Acquisition each hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or otherwise brought in the courts referred to above and hereby further irrevocably waives and agrees, to the extent permitted by applicable law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law.

      SECTION 10.13.  Headings.   The descriptive headings contained in
this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 10.14. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      SECTION 10.15. Construction. This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

                                  * * * * *

                (remainder of page intentionally left blank)

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                       WESTERBEKE CORPORATION

                                       By: /s/ Gregory Haidemenos
                                           --------------------------------
                                           Name:   Gregory Haidemenos
                                           Title:  Treasurer

                                       WESTERBEKE ACQUISITION CORPORATION

                                       By: /s/ John H. Westerbeke, Jr.
                                           --------------------------------
                                           Name:   John H. Westerbeke, Jr.
                                           Title:  President